Exhibit 10.18

June 28, 2024

Achari Ventures Holdings Corp. I

60 Walnut Avenue, Suite 400

Clark, NJ 07066

Reference is made to (i) that certain Business Combination Agreement, dated as of December 6, 2023 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with its terms, the “BCA”), by and among Achari Ventures Holdings Corp. I., a Delaware corporation (the “SPAC”), Achari Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the SPAC, and Vaso Corporation, a Delaware corporation (the “Company”) and (ii) a letter agreement (the “Letter Agreement”) entered into and delivered by the SPAC and the Company in connection with the BCA. This agreement amends and restates in its entirety the Letter Agreement (the “Amended and Restated Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

The parties hereto acknowledge and agree that (i) the SPAC has notified the Company that the SPAC anticipates that it will require additional capital to fund its working budget prior to the Closing, (ii) the Company is willing to provide the SPAC with some of those funds as set forth herein and on the terms set forth herein, and (iii) pursuant to the BCA (and subject to the terms and conditions therein and in the applicable Ancillary Agreements), certain actions are to occur if the Company pays Unpaid SPAC Expenses in excess of $2,250,000.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the SPAC and the Company hereby agree as follows:

1.	The Company agrees that, upon request from the SPAC, the Company will deliver to the SPAC, within two (2) Business Days of the Company’s receipt of such request, by wire transfer of immediately available funds, such funds as the SPAC may request (not to exceed $575,000 in the aggregate (the “Cap”)) to pay the working capital expenses set forth in the table attached hereto as Exhibit A, which expenses may reasonably fluctuate between the date hereof and the Closing, subject to the Cap (such funds actually provided by the SPAC to the Company, the “Advanced Funds”), provided that, without the consent of the parties hereto, Advanced Funds will only be provided for the categories of payment set out in Exhibit A. The parties hereto agree that as of the date of this Amended and Restated Letter Agreement, the Company has already provided the SPAC with Advanced Funds in an amount equal to $342,647.22.

2.	All Advanced Funds provided to the SPAC pursuant to this Amended and Restated Letter Agreement (including, for the avoidance of doubt, all Advanced Funds provided by the Company to the SPAC prior to the date hereof) shall be on an interest free basis, and, in the event that the BCA terminates in accordance with its terms prior to the Closing, any such Advanced Funds which have not been (i) used to make payments, (ii) distributed to third parties, or (iii) otherwise used by the SPAC in connection with or for purposes related to the transactions contemplated by the BCA, prior to any such termination shall become due and payable upon such termination.

3.	The parties hereto agree that, in the event of the Closing, (i) any of the Advanced Funds in excess of the first $150,000 (such excess, the “Excess Advanced Funds”) lent by the Company to the SPAC shall be added to the amount of Unpaid SPAC Expenses as if such funds represented SPAC Expenses that are unpaid as of immediately prior to the Closing, and (ii) the loan of the Advanced Funds to the SPAC shall be fully forgiven and all Liabilities of the SPAC or any Affiliate thereof with respect to the Advanced Funds shall be deemed fully satisfied and discharged, and neither the Company nor any Affiliate thereof shall have any recourse against the SPAC or any Affiliate thereof relating to or arising out of the Company’s loan of the Advanced Funds to the SPAC (except for any recourse that may be available to the Company pursuant to the BCA or any Ancillary Agreement by virtue of the fact that the Excess Advanced Funds are deemed to constitute Unpaid SPAC Expenses in accordance with Section 3(i) above).

4.	The parties hereto agree that Section 1(j) of the form of the Put Option Agreement attached to the BCA shall be amended in its entirety to read:

(j) Unpaid SPAC Expenses. Notwithstanding anything herein or in the Business Combination Agreement to the contrary, if the Company pays more than $2,250,000 of Unpaid SPAC Expenses on or after the Closing Date (such amount in excess of $2,250,000 actually paid, the “Additional Unpaid SPAC Expenses Amount”), then, without duplication,

(i)	For any portion of the Additional Unpaid SPAC Expenses Amount that is between $0 and $2,250,000, (I) the number of Achari Put Shares subject to the Achari Put Options (for the avoidance of doubt, giving effect to any anti-dilution or other adjustments as contemplated by Section 1(h) above) shall be reduced by a number of Achari Put Shares equal to the quotient of such Additional Unpaid SPAC Expenses Amount governed by this Section 1(j)(i) divided by $8.00 following written notice to the Sponsor and (II) the number of Achari Put Shares that the Achari Put Holder is to maintain as a result of the Sponsor Letter Agreement shall be reduced from 750,000 by a number of Achari Put Shares equal to the quotient of the Additional Unpaid SPAC Expenses Amount governed by this Section 1(j)(i) divided by $8.00 following written notice to the Sponsor (for the avoidance of doubt, giving effect to any anti-dilution or other adjustments as contemplated by Section 1(h) above). By way of example only, if the Additional Unpaid SPAC Expenses Amount equals $1,000,000 then the number of Achari Put Shares and Achari Put Options shall be reduced by 125,000 each from 750,000 Achari Put Shares and 750,000 Achari Put Options to 625,000 Achari Put Shares and 625,000 Achari Put Options; and

(ii)	For any portion of the Additional Unpaid SPAC Expenses Amount that is in excess of $2,250,000, (I) the number of Achari Put Shares subject to the Achari Put Options (for the avoidance of doubt, giving effect to any anti-dilution or other adjustments as contemplated by Section 1(h) above) shall be further reduced (after giving effect to the reduction contemplated by Section 1(j)(i)) by a number of Achari Put Shares equal to the quotient of such Additional Unpaid SPAC Expenses Amount governed by this Section 1(j)(ii) divided by $5.00 following written notice to the Sponsor and (II) the number of Achari Put Shares that the Achari Put Holder is to maintain as a result of the Sponsor Letter Agreement shall be further reduced (after giving effect to the reduction contemplated by Section 1(j)(i)) by a number of Achari Put Shares equal to the quotient of the Additional Unpaid SPAC Expenses Amount governed by this Section 1(j)(ii) divided by $5.00 following written notice to the Sponsor (for the avoidance of doubt, giving effect to any anti-dilution or other adjustments as contemplated by Section 1(h) above). By way of example only, if the Additional Unpaid SPAC Expenses Amount equals $2,750,000 then the number of Achari Put Shares and Achari Put Options shall be reduced by 381,250 each from 750,000 Achari Put Shares and 750,000 Achari Put Options to 368,750 Achari Put Shares and 368,750 Achari Put Options

Notwithstanding the foregoing, after the Closing Date, the Company shall only be obligated to pay Unpaid SPAC Expenses in excess of $2,250,000 to the extent such Unpaid SPAC Expenses remain the Company’s liability on the date no earlier than five (5) Business Days following written notice from the Company to the Sponsor that the Company intends to pay such Unpaid SPAC Expenses. The parties hereto acknowledge that this Section 1(j) does not affect the termination right granted in Section 10.1(j) of the Business Combination Agreement. In the event that a reduction in the number of Achari Put Shares is required pursuant to this Section 1(j), each Achari Put Holder agrees to use its reasonable efforts to comply with all reasonable requests from the Company or the transfer agent for the SPAC’s common stock so that the records of such transfer agent properly reflect such reduction, and each Achari Put Holder agrees that until such requests have been complied with, it will refrain from exercising any Achari Put Option. Any reduction in the Achari Put Options and Achari Put Shares pursuant to this Section 1(j) shall have a corresponding pro rata reduction on the terms in this Agreement directly tied to the Achari Put Options and the Achari Put Shares, including Initial Liquidity Amount, Required Liquidity Amount, Initial Achari Put Options and Second Achari Put Options.

5.	Subject to the terms and conditions of this Amended and Restated Letter Agreement, the parties hereto agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, in each case, that are reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Amended and Restated Letter Agreement.

6.	Each party hereto hereby represents and warrants to each other party hereto as follows as of the date hereof:

a.	Such party has all necessary power and authority to execute and deliver this Amended and Restated Letter Agreement and to perform its obligations hereunder. The execution and delivery of this Amended and Restated Letter Agreement by such party have been duly and validly authorized and no other action on the part of such party is necessary to authorize this Amended and Restated Letter Agreement. This Amended and Restated Letter Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such party, Enforceable against such party in accordance with its terms.

b.	The execution and delivery of this Amended and Restated Letter Agreement by such party do not, and the performance of this Amended and Restated Letter Agreement by such party will not: (i) conflict with or violate any Laws applicable to such party, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such party, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Founders Shares (as defined in the Sponsor Letter Agreement) owned by such party pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such party is a party or by which such party is bound, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

c.	The execution and delivery of this Amended and Restated Letter Agreement by such party do not, and the performance of this Amended and Restated Letter Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Entity or any other Person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and/or blue sky Laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

d.	Except as disclosed in the Disclosure Schedules, there is no Proceeding pending or, to the knowledge of such party, threatened against such party, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to delay or impair the ability of such party to perform its obligations under the BCA or hereunder or to consummate the transactions contemplated thereby and hereby.

7.	No party hereto may assign either this Amended and Restated Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of each other party hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Amended and Restated Letter Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.

8.	This Amended and Restated Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Amended and Restated Letter Agreement and the BCA, the terms of this Amended and Restated Letter Agreement shall govern. The provisions set forth in Sections 6.5 (Confidential Information), 6.9(a) (Communications; Press Release; SEC Filings), 11.1 (Amendment and Waiver), 11.4 (Severability), 11.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 11.9 (Trust Account Waiver), 11.10 (Counterparts; Electronic Delivery) and 11.11 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Amended and Restated Letter Agreement, mutatis mutandis.

9.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Amended and Restated Letter Agreement shall be sent in the same manner as provided for in the BCA.

10.	Notwithstanding anything to the contrary in this Amended and Restated Letter Agreement, the Company, on behalf of itself, its Affiliates, its existing equityholders and any of its or their respective representatives, (i) acknowledges and agrees that (A) the SPAC has established a trust account (the “Trust Account”) for the benefit of the SPAC and certain of its existing equityholders, as described in the SPAC’s final prospectus, dated as of October 14, 2021, and filed with the Securities and Exchange Commission on October 18, 2021 (Registration No. 333-258476), and (B) neither the Company, any of its Affiliates nor any of its or their respective representatives now has, nor shall any of them at any time hereafter have, any right, title, interest or claim of any kind in or to the assets held in the Trust Account (or any distributions or payments therefrom), and none of the foregoing shall make any claim against the Trust Account arising out of or as a result of, in connection with or relating in any way to this Amended and Restated Letter Agreement, including, but not limited to, with respect to any Advanced Funds, and regardless of whether such claim arises based on contract, tort, equity or any other theory of liability (each, a “Claim”), (ii) hereby irrevocably waives any Claim that it may have against the Trust Account now or in the future as a result of, or arising out of, this Amended and Restated Letter Agreement or otherwise, and (iii) acknowledges and agrees that it will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Amended and Restated Letter Agreement or otherwise.

11.	Except for claims pursuant to the BCA or any Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each party hereto agrees that (a) this Amended and Restated Letter Agreement may only be enforced against, and any action for breach of this Amended and Restated Letter Agreement may only be made against, a party hereto, and (b) no Person, other than the parties hereto, shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

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Please indicate your agreement to the terms of this Amended and Restated Letter Agreement by signing where indicated below.

Very truly yours,

VASO CORPORATION

By:	/s/ Michael J. Beecher
Name:	Michael J. Beecher
Title:	Co-CFO

Acknowledged and agreed as of the date of this Amended and Restated Letter Agreement:

ACHARI VENTURES HOLDINGS CORP. I

By:	/s/ Vikas Desai
Name:	Vikas Desai
Title:	Chief Executive Officer

ACHARI MERGER SUB, INC.

By:	/s/ Vikas Desai
Name:	Vikas Desai
Title:	Chief Executive Officer

ACHARI SPONSOR HOLDINGS I LLC

By:	/s/ Vikas Desai
Name:	Vikas Desai
Title:	Managing Member

Signature Page to Amended and Restated Letter Agreement (Working Capital)

Exhibit A

Advanced Funds

(Attached)